Exhibit 99.1

Board Resignation Letter of Gary W. Ampulski

2/28/04

To: Workflow Management Board of Directors

Gentlemen:

It is apparent that there is fundamental disagreement between us regarding how to safeguard the best interests of our stockholders, and the efforts to resolve these issues through your representatives have not produced satisfactory results. Furthermore, my attempts to get the outside Board members (referred to herein as the “Board”) to consider and respond to both mine and major stockholder input regarding the Strategic Alternatives process have not been successful. Therefore, I believe I have no alternative but to resign my position as a Director of Workflow Management, Inc. at this time, and reserve all rights, contractually and otherwise, as an employee and stockholder. Following is a discussion of my concerns. I ask that this matter be disclosed to the public with this letter as an attachment on form 8-K.

As I have indicated numerous times, my main issue is that the Board has not thoroughly considered significant potential alternatives to a sale. The proxy confirms this. Although a refinancing plan is obviously a viable alternative, as is demonstrated by the ability of the purchaser to obtain financing for the sale, I do not feel that the Board ever seriously explored this possibility. I am not aware of any formal proposal process for, or evaluation of, specific refinancing proposals being undertaken by the financial adviser to the Company. When I indicated that there was a party interested in submitting such a proposal at reduced interest rates to our current obligations if requested by our financial adviser or the Board, I was told by the Chairman that refinancing was not a viable alternative and to cease my efforts in this regard. This option would have quantified for the existing stockholders the cost associated with the benefit of the financial turn-around that has begun and a real choice in the future of the Company. By focusing exclusively on the sale for nearly three months, the Board has wasted critical time, which may have effectively eliminated the possibility for any alternative to be developed to meet the maturity deadlines of the credit agreement. This intent is further exhibited by the fact that the Board ignored the Banks’ rejection in December of the Company’s November plan to sell the business to the current buyer and stockholder requests to seek alternatives in January. Further, by negotiating waivers to the defaults resulting from the KB Toys chapter eleven filing exclusively tied to the merger agreement, the Board may have effectively foreclosed all other avenues leaving stockholders with no choice but the merger.

The Board, after approving the merger agreement, further attempted to limit opposition and dissemination of information to the stockholders by suspending me as the CEO and restricting my communication, based on a claim that somehow I had breached my duties by responding to shareholder calls, a responsibility that was specifically attributed to me when I was recruited. While I believe this suspension was a material event that required disclosure, I believe that it was not disclosed to either the Stockholders or the SEC in an attempt to minimize barriers to the merger approval process. Finally, the proxy calls into question the attainability of Management’s internal operating projections as a reason for the sale, even when Management was strongly encouraged to develop stretch objectives in such projections both by the Chairman and the financial adviser.

Over the last eleven months the Company has made great progress. Given the issues we have resolved with owners of acquired businesses, (which includes some of the Company’s highest producers), relationships with our lenders, amendments to our credit facility to increase our flexibility and time needed to resolve our balance sheet problems, support of the marketing efforts in the sale of the Company, and dealing with the changing customer needs and the general weakness in the economy, we have still been able to cut costs, restructure the business and implement a turnaround. Within the last six months we have begun to see the financial benefits of this, but the full impact is yet to be realized. Management’s efforts during a challenging economic time have provided an annualized EBITDA (adjusted for one time charges) for Q2FY04 of over $40 million. Q3 and Q4 are anticipated to be sequentially better and markedly improved over last year. Despite the fairness opinion, it does not appear that this performance, especially in view of a recovering economy, is benefiting our stockholders based on the sale price.

The time has been short but the accomplishments speak for themselves. Along the way, debt has decreased. Margins, free cash flow, liquidity and shareholder value have all increased and will continue to do so. This is a good business with a bright future, the benefits of which will accrue to the future owners.

When I joined the Company, I made a commitment to the Board and to our stockholders to preserve and grow value. This commitment was backed up by my cash investment in the Company, which is substantially greater than any other member of the Board. However, given the current circumstances, the only honorable thing for me to do is separate myself from this Board at this time. Despite doing so, I remain committed to the best interests of all our stockholders and will continue to work to accomplish that objective. I have the highest regard for the employees and business partners who have endured and survived much of the turmoil over the last few years. They are the true heroes of this Company. I know we can count on them for continued improvement and success.

Sincerely,

/s/ Gary W. Ampulski
Gary W. Ampulski

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